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                                                                    Exhibit 10.2

                                  BIOGEN, INC.
                              14 Cambridge Center
                              Cambridge, MA 02142


                                                       July 15, 2002


William Asher, Esq.
Testa, Hurwitz & Thibeault LLP
High Street Tower
125 High Street
Boston, MA 02110

Dear Bill:

          In order to implement the letter agreement entered into by Biogen, Inc. (the "Company") and James L. Vincent on July 15, 2002 (the "letter agreement"), the Company and Mr. Vincent have agreed as follows:

     (a) Mr. Vincent has agreed to promptly vacate the Company's offices; however, the Company has no objection to Mr. Vincent having physical access to his current office for a limited period of up to four weeks from this date and access to his current secretarial support for up to ten weeks from this date, in order to sort out his personal and business affairs and papers. In addition, the Company will, at no cost to Mr. Vincent, provide its personnel or (if it chooses) third-party services to move Mr. Vincent's personal goods and materials to an off-site location in the Boston area.

     (b) The Company grants permission under the terms of the non-solicitation agreement set forth in Section 10(d) of the Employment Agreement (as defined in the letter agreement) for Mr. Vincent to hire one of his present personal assistants.

     (c) Mr. Vincent should communicate with Thomas F. Keller in the event that any issues arise from the implementation of the letter agreement. Further, Mr. Vincent should communicate with Rick Fisher, Jim Dentzer or Anne

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Marie Cook regarding appropriate mechanical transition or post-termination issues.

     (d) Mr. Vincent may continue to use Lehman Brothers to execute "cashless" stock option exercises.

     (e) The Company will continue to apply maximum wage and employment tax withholding, consistent with past practice, in the event that stock options are exercised by Mr. Vincent's former wife, to the extent permitted by law.

     (f) In the event that the Company determines to sell its partial share interest in its Citation 7 aircraft, the Company will consider offering (although it shall not be obligated to offer) such share interest for sale to Mr. Vincent for its then fair market value.

     (g) The Company will provide to Mr. Vincent for his review and comment prior to the distribution thereof a copy of any proposed press release announcing Mr. Vincent's retirement from the Company or any other matters relating to him which are the subject of the letter agreement.

     (h) The following categories of benefits will be available under Mr. Vincent's existing contractual arrangements until he reaches age 65; (i) medical, dental and other group insurance (other than life and disability insurance which are separately dealt with) as the Company provides for its senior management, (ii) life insurance, (iii) disability insurance, and (iv) umbrella liability insurance. Certain provisions regarding life insurance continue beyond age 65. The more specific nature of these benefits, the extent of their availability and the obligations of the parties with respect to payment of the benefits are set forth in the Employment Agreement (as defined in the letter agreement).

                                        Sincerely,

                                        /s/ Frank A. Burke, Jr.
                                        Frank A. Burke, Jr.
                                        Executive Vice President